Exhibit 10.5

SHARE PURCHASE AGREEMENT

AGREEMENT, dated as of November 12, 2009 between Prospect Acquisition Corp., a Delaware corporation (“Parent”), and Milton Arbitrage Partners, LLC, a Delaware limited liability company (“Stockholder”).

WHEREAS, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to the number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) set forth on Schedule 1 hereto that Stockholder beneficially owns (the “Shares”).

WHEREAS, Stockholder has agreed not to transfer any of the Shares to any Person prior to the Closing of that certain Agreement and Plan of Merger, dated as of September 8, 2009 (as amended, the “Transaction Agreement”), among the Parent, KW Merger Sub Corp. (“Merger Sub”) and Kennedy-Wilson, Inc. (the “Company”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company as a result of which the Company will become a wholly-owned subsidiary of the Parent and outstanding shares of the Company’s capital stock will be exchanged for Parent Common Stock.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.  Purchase and Sale of the Shares.  (a)  at the Share Sale Closing (as defined hereinafter), and subject to the provisions of Sections 4.05 and 4.06, Stockholder and all of its Affiliates shall sell to Parent, and Parent shall purchase from Stockholder and all of its Affiliates, the Shares for a purchase price per Share (the “Purchase Price Per Share”), in cash equal to $9.95.  The total purchase price for the Shares is hereinafter referred to as the “Purchase Price”.

(b)  Subject to the provisions of Section 6.01, the closing of the purchase and sale of the Shares shall occur on the date on which (i) the Trust Account is liquidated and (ii) Stockholder delivers the Shares to Parent (the “Share Sale Closing”).  Parent shall use commercially reasonable efforts to cause the trust account to be liquidated on the date of Closing but in no event shall such liquidation occur more than seven days after the Closing.  At the Share Sale Closing, (i) in the case of Shares that are certificated, (A) Parent shall cause its transfer agent to deliver to Stockholder the aggregate Purchase Price, from the Account (as defined hereinafter), for such Shares in immediately available funds by wire transfer to the order of the Stockholder and (B) Stockholder and all of its Affiliates shall deliver to Parent a certificate or certificates evidencing such Shares duly endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to Parent’s transfer agent, duly executed by Stockholder and its Affiliates or by the duly appointed representative thereof and (ii) in the case of Shares that are not certificated, (A) Stockholder (on behalf of itself and all of its Affiliates) shall cause their respective brokers or banks to have the Shares delivered to Parent’s transfer agent, Continental Stock Transfer & Trust Company, electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system and (B) Parent shall cause its transfer agent to deliver to Stockholder the aggregate Purchase Price, from the Account, for such Shares in immediately available funds by wire transfer to the order of the Stockholder.

ARTICLE 2
VOTING AGREEMENT; GRANT OF PROXY; WAIVER OF RIGHTS

Section 2.01.  Voting Agreement.  From the date hereof and until the Closing, Stockholder and all if its Affiliates hereby agree to vote or exercise their rights to consent with respect to the Shares at the time of any stockholder vote or action by written consent to approve and adopt the proposals set forth in the proxy statement/prospectus filed by Parent with the U.S. Securities and Exchange Commission and any actions related thereto at any meeting of the stockholders of Parent, and at any adjournment thereof, at which the Transaction Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of Parent.  Stockholder and all of its Affiliates hereby agree that they will not vote any of the Shares in favor of, or consent to, and will vote against and not consent to, the approval of any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Transaction Agreement; provided, however, Stockholder shall have no obligation to vote in favor of any extension of time beyond the current Termination Date as set forth in Parent’s Amended and Restated Certificate of Incorporation.

Section 2.02.  Irrevocable Proxy.  Stockholder and all of its Affiliates hereby revoke any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, Stockholder and all of its Affiliates hereby grant a proxy appointing each of David A. Minella and James J. Cahill as the attorney-in-fact and proxy of Stockholder and all of its Affiliates, with full power of substitution, for and in the Stockholder’s and all of its Affiliates’ name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 as such person shall, in his sole discretion, deem proper with respect to the Shares.  The proxy granted by Stockholder and all of its Affiliates pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement.  The proxy granted by Stockholder and all of its Affiliates shall be revoked upon termination of this Agreement in accordance with its terms.  If the Stockholder and all of its Affiliates are not the record holders of the Shares, concurrent with the execution of this Agreement, Stockholder (on behalf of itself and all of its Affiliates) shall cause their respective brokers or banks to deliver to Parent a legal proxy, substantially in form of Exhibit A attached hereto.

Section 2.03.  Waiver of Right of Redemption.  By entering into this Agreement, Stockholder and all of its Affiliates hereby waive their rights to redeem the Shares.  The waiver granted by Stockholder and all of its Affiliates pursuant to this Section 2.03 is irrevocable and is granted in consideration of Parent entering into this Agreement.  The waiver granted by Stockholder and all of its Affiliates shall be revoked upon the Termination of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent as of the date hereof and as of the Share Sale Closing that:

Section 3.01.  Authorization.  The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate and all other powers of Stockholder and have been duly authorized by all necessary corporate and all other action.  This Agreement constitutes a valid and binding Agreement of Stockholder.

Section 3.02.  Non-Contravention.  The execution, delivery and performance by Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Stockholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder or any of its Affiliates is entitled under any provision of any agreement or other instrument binding on such Person or (iii) result in the imposition of any Lien on any asset of Stockholder or any of its Affiliates.

Section 3.03.  Ownership of Shares.  Each of Stockholder and its Affiliates is the legal and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares).  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 3.04.  Total Shares.  The Shares being purchased by Parent pursuant to this Agreement and set forth on Schedule 1 represent all the Parent Common Stock owned by Seller as of the date hereof; provided, however,  Stockholder, with the prior written consent of Parent, may deliver an updated version of Schedule 1 to Parent at any time prior to the Share Sale Closing.

Section 3.05  Information.  (a)  Stockholder is an informed and sophisticated investor, and has engaged expert advisors, experienced in transactions of the type contemplated by this Agreement.  Stockholder has been given the opportunity to ask questions of and receive answers from Parent concerning Parent and the Company, the consideration to be received, the transactions contemplated herein and all other related matters.  Stockholder further represents that it has been furnished with, and has evaluated, all information it deems necessary, desirable and appropriate to evaluate the merits and risks of the transactions contemplated herein and has received such legal and financial other advice as deemed to be necessary, desirable and appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  In evaluating the suitability of the transactions contemplated herein, Stockholder has not relied upon any other representations or other information (other than as contemplated by the preceding sentences and this Agreement) whether oral or written made by or on behalf of Parent.

(b)  Each of Stockholder and its Affiliates understands and acknowledges that Parent has access to (and may be or is in possession of ) information about the Company, Parent and the Shares (which may include material, non-public information) that may be or is material and superior to the information available to Stockholder and its Affiliates, that Stockholder and its Affiliates do not have access to such information, and that Parent is not sharing any such information with Stockholder or its Affiliates.  Each of Stockholder and its Affiliates represents to Parent that it, together with its professional advisers, is capable of evaluating the risks associated with a transaction involving the Shares, including the risk of transacting on the basis of inferior information, and that it is capable of sustaining any loss resulting therefrom without material injury.

Section 3.06  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder or any of its Affiliates.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder and its Affiliates as of the date hereof and as of the Share Sale Closing that:

Section 4.01.  Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Parent.

Section 4.02.  Non-Contravention.  The execution, delivery and performance by Parent of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding on Parent or (iv) result in the imposition of any Lien on any asset of Parent.

Section 4.03    Governmental Approvals.  All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Parent required in connection with the consummation of the transactions contemplated in this Agreement have been or shall have been obtained prior to and be effective as of the Closing.

Section 4.04    Sophisticated Buyer; Independent Investigation.  Parent is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares from Stockholder.  Parent, in making the decision to purchase the Shares from Stockholder, has not relied upon any oral or written representations or assurances from Stockholder or any of its officers, directors, partners or employees or any other representatives or agents of Stockholder.

Section 4.05    Trust Account.  Parent’s Trust Account contains sufficient funds to satisfy the full payment of the Purchase Price.  In the event the Trust Account does not contain sufficient funds to satisfy the Purchase Price at the Share Sale Closing, Parent, or its Affiliates, shall satisfy the Purchase Price from sources other than the Trust Account, by wire transfer to the order of Stockholder, or its Affiliates.

Section 4.06    Best Price.  Parent has made no Purchase Price Per Share offer to any other party in excess of such Purchase Price Per Share being offered to Stockholder (or its Affiliates).  If Parent offers a Purchase Price Per Share to any party in excess of the Purchase Price Per Share offered to (any such offer, a “Greater Offer”), Parent shall (a) inform Stockholder in writing of the Greater Offer pursuant to Section 7.10 and (b)(i) within three business days if Notice is delivered after the Share Sale Closing, Parent, or its Affiliate, shall pay to Stockholder the difference between (A) the Greater Offer and (B) the Purchase Price Per Share offered to Stockholder.  For purposes of this Section 4.06, “Purchase Price Per Share” shall not include any fees paid to a third party “aggregator” engaged by Parent to buy shares from Parent’s stockholders who have indicated an intention to convert their shares and/or vote against the Merger.

ARTICLE 5
COVENANTS

Stockholder hereby covenants and agrees that:

Section 5.01.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, Stockholder and its Affiliates shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of, any of the Shares during the term of this Agreement.  Each of Stockholder and its Affiliates shall not seek or solicit any such assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder or any of its Affiliates shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

Parent hereby covenants and agrees that:

Section 5.02    Filing Obligations.  Parent shall comply with all filing obligations, if any, under the Securities Exchange Act of 1934, as amended, with respect to its ownership of the Shares, or the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS

Section 6.01.  Conditions to Share Sale Closing.  (a) Each party’s obligations to consummate the Share Sale Closing shall be subject to the conditions that (i) the Closing shall have occurred and (ii) the other party’s representations and warranties are true and correct and the other party shall have complied with its agreements and covenants.

(b)           Parent shall have delivered to Stockholder, in substantially the form of Exhibit B (attached), instructions to its transfer agent which shall be irrevocable in all respects as of the date hereof (the “Irrevocable Instructions”); provided, however, (i) if Stockholder submits an updated Schedule 1 pursuant to Section 3.04 or (ii) Parent makes a Greater Offer, the Irrevocable Instructions shall be amended and revised to reflect such changes to the Purchase Price and the Shares to be delivered (if applicable).

ARTICLE 7
MISCELLANEOUS

Section 7.01.  Definitional and Interpretative Provisions.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 7.02.  Further Assurances.  Parent and Stockholder and its Affiliates will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use it reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to consummate and make effective the transactions contemplated by this Agreement.

Section 7.03.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall terminate upon the earlier of (i) the termination of the Transaction Agreement in accordance with its terms and (ii) 11:59 pm, eastern time, on November 14, 2009 (either occurrence, the “Termination”).

Section 7.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 7.06.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 7.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.08.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7.09.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 7.10.    Notice.  All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile transmission to the address or fax number most recently provided to such Person or such other address or fax number as may be designated in writing by such Person.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

Section 7.11.    Claims Against the Trust Account.  Stockholder agrees that it does not now have, and shall not at any time have, other than with respect to causes of action related to the obligation of Parent to pay the Purchase Price in connection with this Agreement, any claim to, and shall not make any claim against, the Trust Account or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Stockholder, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.  Unless and until the Purchase Price, as revised by Section 4.06, is paid to Stockholder, Parent, and its Affiliates acknowledge and agree that Stockholder, and its Affiliates, shall have, a claim to, or against, the Trust Account and any assets contained therein, as well as Parent and its Affiliates, for the full amount of the Purchase Price, as revised by Section 4.06, and that Stockholder shall be entitled to recover from Parent, and its Affiliates, the associated legal fees and costs in connection with any such action to recover the Purchase Price.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PROSPECT ACQUISITION CORP.

By:	/s/ James J. Cahill
	Name:	James J. Cahill
	Title:	Chief Financial Officer

MILTON ARBITRAGE PARTNERS, LLC

By:	/s/ James E. Buck II
	Name:	James E. Buck II
	Title:	Managing Member MAP LLC

PROSPECT ACQUISITION CORP.

9130 GALLERIA COURT, SUITE 318

NAPLES, FLORIDA 34109

November 11, 2009

Continental Stock Transfer and Trust Company

17 Battery Place

New York, New York 10004

Attn:

Re:          Trust Account No. [              ]

Gentlemen:

Prospect Acquisition Corp. (the “Company”) is providing these irrevocable instructions to you in connection with the above described Trust Account established in connection with and pursuant to an Investment Manager Trust Agreement dated as of November 14, 2007 between the Company and Continental Stock Transfer and Trust company as Trustee (the “Trust Agreement”).  Upper case terms used herein shall have the meanings ascribed to such terms in the Trust Agreement.

In the event the Company delivers to you a Termination Letter substantially in the form of Exhibit A to the Trust Agreement, in addition to the other documents required to be delivered pursuant to Exhibit A of the trust Agreement, assuming you are the Trustee on such date then, in consideration for the electronic transfer of 832,900 shares of the company’s common stock. using the  Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System, to an account specified by the Company, you are irrevocably instructed to deliver the sum of $8,287,355.00 from the Account, which must be delivered in accordance with the bank wire instructions provided to you in attached Schedule 1.

In order to expedite payment, attached is Milton Arbitrage Partners, LLC’s Form W-9, as well as the 5 other accounts listed on attached Schedule 1.

The contact person for Milton Arbitrage Partners, LLC is James E. Buck II.  He can be reached at (      )-            .

Kindly acknowledge where indicated below, your receipt and understanding of these instructions and return a copy to Bingham McCutchen LLP, attn: Kate Ness, facsimile number 617-951-8736.

A facsimile signed and electronically delivered copy of this letter shall be deemed an original.

Very truly yours,

PROSPECT ACQUISITION CORP.

By:
Name:
Title:

Acknowledged and Agreed:

CONTINENTAL STOCK TRANSFER 8
TRUST COMPANY

By:
Name:
Title:

MILTON ARBITRAGE PARTNERS, LLC

By:
Name:
Title: